EXHIBIT 10.5

Amendment to
The Dow Chemical Company
Elective Deferral Plan
(Pre 2005)

By authority of the resolution of the board of directors of The Dow Chemical Company adopted on April 14, 2010, and Article IX of The Dow Chemical Company Elective Deferral Plan (Pre 2005) as restated and effective April 14, 2010, Section 5.01, Section 6.02(a) and Section 9.01 are each amended and restated as follows:

5.01	Elective Deferred Compensation

Except for Section 16 Participants, the Deferred Amount of a Participant with respect to each Plan Year of participation in the Plan shall be credited to the Participant's Deferral Account as and when such Deferred Amount would otherwise have been paid to the Participant. For Section 16 Participants who elect to direct their Deferred Amount to the Hypothetical Investment Benchmark of The Dow Chemical Company Stock Index Fund only, the Deferred Amount of that Participant with respect to each Plan Year of participation shall be credited to the Participant's Deferral Account in the Hypothetical Investment Benchmark of 125% of Ten Year Treasury Notes as and when such Deferred Amount would otherwise have been paid to the Participant; on a quarterly basis (on the last business day of the months of March, June, September and December), such Deferred Amount shall be reallocated to the Hypothetical Investment Benchmark of The Dow Chemical Company Stock Index Fund.  If a Participant is employed at a Company other than The Dow Chemical Company, such Company shall pay or transfer the Deferred Amounts for all such Company's Participants to The Dow Chemical Company as and when the Deferred Amounts are withheld from a Participant's Base Salary, Performance Award or Other Bonus.  Such forwarded Deferred Amounts will be held as part of the general assets of The Dow Chemical Company.  The earnings based on a Participant's investment selection among the Hypothetical Investment Benchmarks specified in Appendix A hereto, as amended by the VPHR, Vice President of Compensation and Benefits, Global Director of Benefits, Chief Financial Officer, or Global Director of Portfolio Investments, each acting individually, or their delegates, from time to time, shall be borne by The Dow Chemical Company.  To the extent that any Company is required to withhold any taxes or other amounts from the Deferred Amount pursuant to any state, Federal or local law, such amounts shall be taken out of other compensation eligible to be paid to the Participant that is not deferred under this Plan.

6.02	Hypothetical Investment Benchmarks

a.
Direction of Hypothetical Investments.  Each Participant shall be entitled to direct the manner in which his or her Deferral Accounts will be deemed to be invested, selecting among the Hypothetical Investment Benchmarks specified in Appendix A hereto, as amended by the VPHR, Vice President of Compensation and Benefits, Global Director of Benefits, Chief Financial Officer, or Global Director of Portfolio Investments, each acting individually, or their delegates, from time to time, and in accordance with such rules, regulations and procedures as the Administrator may establish from time to time.  Notwithstanding anything to the contrary herein, earnings and losses based on a Participant's investment elections shall begin to accrue as of the date such Participant's Deferral Amounts are credited to his or her Deferral Accounts. Participants, except for Section 16 Participants, can reallocate among the Hypothetical Investment Benchmarks on a daily basis. Section 16 Participants can reallocate among the Hypothetical Investment Benchmarks in accordance with such rules, regulations and procedures as the Administrator may establish from time to time.

9.01	Amendment

The Board or its delegate may amend or modify the Plan at any time, and the President, Chief Financial Officer, VPHR, Vice President of Compensation and Benefits, and Global Director of Benefits, each acting individually, may amend or modify the Plan at any time, provided, however, that no amendment shall be effective to decrease the balance in any Deferral Account as accrued at the time of such amendment, nor shall any amendment otherwise have a retroactive effect.

Notwithstanding the foregoing, an amendment that affects only Section 16(b) Participants shall not be valid unless it is adopted or approved by the Board.

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The authority of the President, Chief Financial Officer, VPHR, Vice President of Compensation and Benefits, and Global Director of Benefits to amend or modify the Plan under this Section 9.01 may not be delegated.

IN WITNESS WHEREOF, the Company has caused this amended and restated Plan document to be executed in its name on this 14th day of April, 2010.

THE DOW CHEMICAL COMPANY

By:	/s/ GREGORY M. FREIWALD

Its:	Executive Vice President of Human Resources,
Aviation & Corporate Affairs

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